SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

SLM Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Employee FAQ – Stock Options
April 20, 2007

Q.	What will happen to my stock options?

A.
Vested options:  If you have options which are currently vested, or will vest between now and the transaction closing, you can either exercise them at the current market price or wait until the transaction closes for a final option payment.  If you hold your options until the close, you will automatically receive a final option payment based on the amount by which $60 exceeds your option price, multiplied by the number of options you have outstanding, less taxes.

Unvested stock options:  Unvested stock options will vest upon closing of the transaction.  At close, employees will automatically receive a final option payment.  The final option payment will be based on the difference between your option price and $60, multiplied by the number of options you have outstanding, less taxes.

Q.	Do the Net-Settled Options that show up in my Merrill Lynch account as Stock Appreciation Rights (SAR) get treated differently?

A.	No. All stock options are treated the same way (see question above).

Q.	How am I taxed for my stock option exercise or final option payment?

A.
You are taxed at ordinary income rates.  The taxation is the same for an option exercise or a final option payment at closing.  To check your individual tax rates, log onto your Merrill Lynch account (www.benefits.ml.com) and click on “Individual Plan Information” which will list your current tax withholding rates.

Q.	Do I have to accept my options before they are exercised or I receive my final option payment?

A.	Yes. To accept any pending grants, log onto your Merrill Lynch account (www.benefits.ml.com) and click on the pending grants highlighted in the “alert” section of the main login page.

Q.	Do I have to open my Merrill Lynch brokerage account before my options are exercised?

A.
Yes. Instructions on how to open a Merrill Lynch account and create a User ID can be found on the Sallie Mae Intranet (http://salliemaecentral.com/legal/esop/pdfs/User%20ID%20Creation%20and%20Account%20Opening_JPEG_.pdf) . If you have problems establishing your account, contact the Merrill Lynch call center at 1-877-SLM-ESOP.

Q.	Can I buy or sell shares in the open market?

Yes. You can buy and sell SLM stock in the market at any time, as long as you are not subject to the trading window or are not in possession of material non-public information.  If you are subject to the trading window, you will be notified when you are able to trade.

Q.	What happens to shares that I already own in my brokerage account?

A.
If you do not otherwise sell these shares before the transaction close, you will be required to go through the steps and procedures applicable to all shareholders in order to receive $60 per share after the closing. Amounts payable for shares in your brokerage account will be deposited into your brokerage account after the transaction close.

Q.	What are the tax consequences of exercising options or receiving the final option payment?

A.
Both transactions are taxable events and are taxed at ordinary income rates.  Taxes are withheld for both transactions.  If you receive a final option payment, taxes will be withheld and this income will flow through your paycheck and show up as income on your year-end W2.  Option exercises require additional federal tax reporting which is detailed on the Sallie Mae Intranet at http://salliemaecentral.com/humanres/benefits/stock/index.htm.

Q.	I have a portion of my 401(k) balance invested in the Sallie Mae Stock Fund. What happens to that investment?

A.
At this time, employees are not required to make any changes to a 401(k) savings account, as we continue to be a publicly traded company until the transaction closes.  The Sallie Mae Stock Fund continues to be an investment option in the 401(k) plan.  At closing employees’ 401(k) investments in the stock fund will be liquidated based on the $60 per share purchase price.  The proceeds will be deposited in the 401(k) money market for you to re-designate.

Q.	Can I make changes into or out of the Sallie Mae Stock fund in the 401(k) Plan?

A.
Yes, provided that you are not subject to a trading window or are not in possession of material non-public information you can continue to buy and sell shares in the 401(k) Plan until the transaction closing.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007.  Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.